                                                                    Exhibit 23.1


                         CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the captions "Experts" in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-109157) and related Prospectus of The Town & Country Trust for the registration of $74,750,000 of 5.375% Convertible Senior Notes due 2023 and 2,930,338 common shares of beneficial interest and to the incorporation by reference therein of our report dated February 5, 2003, except for Note 15, as to which the date is July 31, 2003, with respect to the consolidated financial statements and schedule of The Town & Country Trust included in its Current Report on Form 8-K, filed with the Securities and Exchange Commission on September 24, 2003.

We consent to the reference to our firm under the captions "Experts" in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-109157) and related Prospectus of The Town & Country Trust for the registration of $74,750,000 of 5.375% Convertible Senior Notes due 2023 and 2,930,338 common shares of beneficial interest and to the incorporation by reference therein of our report dated February 8, 2003, with respect to the Combined Statement of Certain Revenues and Certain Operating Expenses of the Berkshire Properties, included in its Current Report on Form 8-K/A, filed with the Securities and Exchange Commission on June 24, 2003.


                                        /s/ Ernst & Young LLP


November 7, 2003